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                                                                Exhibit 99(c)(3)

                          RENAISSANCE HOTEL GROUP N.V.
                             29800 Bainbridge Road
                               Solon, Ohio  44139



Marriott International, Inc.
Marriott Drive
Washington, DC  20058

                                                             January 10, 1997


                           CONFIDENTIALITY AGREEMENT
                           -------------------------

Ladies and Gentlemen:

In connection with your possible interest in various business combination, restructuring, sale or other transactions (an "Acquisition Transaction") involving Renaissance Hotel Group N.V. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Company or an Acquisition Transaction which contain or reflect any such information is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

Accordingly, you hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than solely for the purpose of evaluating a possible negotiated Acquisition Transaction; provided,
                                                               --------
     however, that you may reveal the Information to your Representatives (a)
     -------
     who need to know the Information for the purpose of evaluating a possible Acquisition

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     Transaction, (b) who are informed by you of the confidential nature of the
     Information and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering an Acquisition Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning an Acquisition Transaction or involving the Company or any term, condition or other fact relating to an Acquisition Transaction or such discussions or negotiations, including, without limitation, the status thereof. The term "person" will be interpreted broadly to include, without limitation, any individual, corporation, estate, partnership, joint venture, limited liability company, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or other entity.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If you determine not to proceed with an Acquisition Transaction within a reasonable time, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you will either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the written Information in your or your Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement.

5. You acknowledge that neither we, nor Morgan Stanley or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of
     Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such

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     representations and warranties as may be included in any definitive agreement with respect to an Acquisition Transaction, subject to such limitations and restrictions as may be contained therein.

6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. You agree that, for a period of 18 months from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of Directors: (i) in any manner, acquire, attempt to acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof (provided, however, that nothing in this clause shall be interpreted to prevent you from competing with us in the hotel management business); (ii) make or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) advise, assist or encourage any other person in connection with any of the foregoing; or (vi) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger or other Acquisition Transaction. You also agree during such period not to request the Company or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

8. You agree that, for a period of two years from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any "Senior Level" employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your consideration of an Acquisition Transaction; provided, however,
                                                            --------  -------
     that the foregoing provision will not prevent you from employing any such person with whom you have had contact prior to the date hereof or who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you. "Senior Level" means any corporate employee with the title of Vice President or above.

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9.   You agree that all (i) communications regarding an Acquisition Transaction,
     (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to an Acquisition Transaction, will be first submitted or directed to Morgan Stanley and not to the Company. You also understand and agree that no contract or agreement providing for any Acquisition Transaction involving the Company shall be deemed to exist between you and the Company and/or stockholders of the Company unless and until a Definitive Agreement has been executed and delivered, and you also agree that unless and until a Definitive Agreement between the Company and/or its stockholders and you with respect to any Acquisition Transaction involving the Company has been executed and delivered, neither the Company nor its stockholders has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal agreement in principal or acceptance of an offer or bid on your part. You further acknowledge and agree that
     (a) we and our Representatives are free to conduct the process leading up to any Acquisition Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary agreement or Definitive Agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of an Acquisition Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to an Acquisition Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written Definitive Agreement with you concerning an Acquisition Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to any Acquisition Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to an Acquisition Transaction or otherwise.

10. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that this letter agreement has been breached by you or by your Representatives, then you will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

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11.  You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. This letter agreement is for the benefit of the Company, Morgan Stanley and their respective directors, officers, stockholders, owners, affiliates and agents and will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws.

13. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                    Very truly yours,

                                    RENAISSANCE GROUP HOTEL N.V.


                                    By:  /s/ Robert W. Olesen
                                         ------------------------
                                         Name:  Robert W. Olesen
                                         Title: Executive Vice President



Accepted and Agreed as of the date
set forth below:



MARRIOTT INTERNATIONAL, INC
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By:  /s/ Arne M. Sorenson
   ------------------------------------------------------

Name:    Arne M. Sorenson
        -------------------------------------------------

Title   Senior Vice President, Business Development
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Date:   January 10, 1997
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